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                                                                    Exhibit 10.1
                                                                    ------------

                             STOCKHOLDERS AGREEMENT

                                     among

                                IFX CORPORATION,

                        UBS CAPITAL AMERICAS III, L.P.,

                                UBS CAPITAL LLC,

                   INTERNATIONAL TECHNOLOGY INVESTMENTS, LC,

                                JOEL EIDELSTEIN,

                                 MICHAEL SHALOM

                                      and

                                  LEE S. CASTY

                           dated as of June 15, 2000
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                                IFX CORPORATION

                            STOCKHOLDERS AGREEMENT

     THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this "Agreement") is entered as of June 15, 2000, among IFX CORPORATION, a Delaware corporation (the "Company"), UBS CAPITAL AMERICAS III, L.P., a Delaware limited partnership, and UBS CAPITAL LLC, a Delaware limited liability company (collectively, "UBS" and together with successors and assigns, the "Investor Stockholders"), INTERNATIONAL TECHNOLOGY INVESTMENTS, LC, a Nevada limited liability company ("ITI"), JOEL EIDELSTEIN, individually, ("Eidelstein") MICHEAL SHALOM, individually, (and together with any Affiliated entities, "Shalom"), and LEE S. CASTY, individually ("Casty", and collectively with ITI, Shalom and Eidelstein, the "Stockholders").

                                   RECITALS
                                   --------

     WHEREAS, the Company and the Investor Stockholders have entered into the IFX Corporation Preferred Stock Purchase Agreement, dated the date hereof (the "Stock Purchase Agreement"), pursuant to which the Investor Stockholders will purchase newly issued shares of Class I and Class II Series A Convertible Preferred Stock, par value $1.00 per share, of the Company ("Series A Preferred Stock"); and

     WHEREAS, the parties hereto desire to enter into certain arrangements relating to the Company.

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1  Certain Defined Terms.  As used herein, the following terms
                  ---------------------
shall have the following meanings:

     "Acquisition" has the meaning assigned to such term in Section 4.1(a).

     "Acquisition Restrictions" has the meaning assigned to such term in Section 4.1(a).

     "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person, or, in the case of an individual, such individual's

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spouse, lineal descendents or a trust primarily for the benefit of such individual or any of the foregoing.

     "Agent" has the meaning assigned to such term in Section 5.13.

     "as converted" has the meaning assigned to such term in Section 2.3.

     "beneficial owner" or "beneficially own" has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person's beneficial ownership of Common Stock or Series A Preferred Stock or other Voting Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and
(ii) no Person shall be deemed to beneficially own any security solely as a result of such Person's execution of this Agreement.

     "Board" means the Board of Directors of the Company.

     "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York City on the city of Miami, Florida.

     "Buyer" has the meaning assigned to such term in Section 3.6.

     "Bylaws" means the Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Certificate and the terms of this Agreement.

     "Capital Stock" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and includes, in the case of the Company without limitation, any and all shares of Common Stock and Series A Preferred Stock.

     "Casty" has the meaning assigned to such term in the preamble.

     "Casty Representative" has the meaning assigned to such term in Section 2.1(a).

     "Certificate" means the Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

     "Certificate of Designation" means the Certificate of Designation, Number, Powers, Preferences and Relative, Participating and Other Rights of Series A Convertible Preferred Stock of the Company in the form attached as Exhibit B to the Stock Purchase Agreement.

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     "Common Stock" means the common stock, par value $0.02 per share, of the
Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

     "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

     "Director" means any member of the Board.

     "Eidelstein" has the meaning assigned to such term in the preamble.

      "Equity Securities" means any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations promulgated thereunder.

     "Holder" means an Investor Stockholders and any other holder of Equity Securities who or which is a permitted transferee of an Investor Stockholders pursuant to Section 3.1(c).

     "Independent Director" has the meaning specified in Rule 4200(a)(15) of the NASD listing standards, as in effect on the date hereof and as the same may be amended or supplemented, or in any successor rule or regulation.

     "Investor Representative" has the meaning assigned to such term in Section 2.1(a).

     "ITI" has the meaning assigned to such term in the preamble.

     "ITI Representative" has the meaning assigned to such term in Section
2.1(a).

     "Joint Representative" has the meaning assigned to such term in Section 2.1(a).

     "NASD" means the National Association of Securities Dealers, Inc.

     "Offer" has the meaning assigned to such term in Section 3.5(a).

     "Offered Shares" has the meaning assigned to such term in Section 3.5(a).

     "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated

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organization, government or any agency or political subdivisions thereof or any other entity.

     "Proposed Transferee" has the meaning assigned to such term in Section 3.5(a).

     "Pro Rata Fraction" has the meaning assigned to such term in Section
3.5(c).

     "Qualified Public Offering" has the meaning assigned to such term in the Stock Purchase Agreement.

     "Registration Agreement" has the meaning assigned to such term in the Stock Purchase Agreement.

     "Representatives" has the meaning assigned to such term in Section 2.1(b).

     "SEC" means the U.S. Securities and Exchange Commission or any other federal agency then administering the federal securities laws.

     "Securities Act" has the meaning assigned to such term in Section 3.1.

     "Series A Preferred Stock" has the meaning assigned to such term in the recitals.

     "Seller" has the meaning assigned to such term in Section 3.5(a).

     "Shalom" has the meaning assigned to such term in the preamble.

     "Stockholder" has the meaning assigned to such term in the preamble.

     "Stock Purchase Agreement" has the meaning assigned to such term in the recitals.

     "Subsequent Closing" has the meaning assigned to such term in the Stock Purchase Agreement.

     "Transfer" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person.

     "Voting Securities" means, at any time, shares of any class of Equity Securities of the Company which are then entitled to vote generally in the election of Directors.

     SECTION 1.2  Other Definitional Provisions.
                  -----------------------------

          (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole

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  and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE II

                              CORPORATE GOVERNANCE

     SECTION 2.1  Board Representation.
                  --------------------

          (a) Effective on the date hereof, the Board shall, except as otherwise provided below, be comprised of seven (7) Directors of whom: (i) two
  (2) shall be designees of the Investor Stockholders (the "Investor Representatives"), (ii) one (1) shall be a designee of ITI (the "ITI Representative"), (iii) one (1) shall be a designee of Casty (the "Casty Representative"), (iv) one (1) shall be jointly designated by ITI and Casty (the "Joint Representative") and (v) the others shall be Independent Directors acceptable to the Investor Stockholders (with such consent not to be unreasonably withheld) who, commencing with the election of Directors at the next annual meeting of stockholders, have been elected by the holders of a majority of the outstanding Voting Securities. The initial Investor Representatives shall be Charles W. Moore and Mark O. Lama, the initial ITI Representative shall be Michael Shalom, the initial Casty Representative shall be Joel Eidelstein, and the initial Joint Representative shall be Zalman Lekach. If, at any time, ITI and Casty are unable to agree upon the designation of a Joint Representative, the Joint Representative shall be designated by Jose Leiman. Notwithstanding the foregoing, at such time as an Independent Director acceptable to the Investor Stockholders (with such consent not to be unreasonably withheld) and the holders of a majority of the outstanding Voting Securities held by the Stockholders has been elected to the Board, the Investor Stockholders shall only be entitled to designate one Investor Representative, and the Investor Stockholders shall thereafter, as promptly as practicable, take all action necessary to cause one of the Investor Representatives to resign from the Board. For purposes hereof, the Series A Preferred Director (as defined in the Certificate of Designation) shall count as one of the two Investor Representatives.

          (b) The Company shall take such action as may be required under applicable law (i) to cause the Board to consist of the number of Directors specified in clause (a), (ii) to include in the slate of nominees recommended by the Board the Investor Representatives, the ITI Representative, the Casty Representative and the Joint Representative (collectively, the "Representatives"), with the remaining Directors to be Independent Directors acceptable to the Investor Stockholders (with such acceptance not to be unreasonably withheld) and (iii) to cause the Investor Representatives to be duly appointed in accordance with the foregoing and the Certificate of Designation. The Company agrees to use its reasonable best efforts to

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  cause the election of the Representatives to the Board, including nominating such individuals to be elected as Directors as provided herein.

          (c) Each of the Investor Stockholders, ITI and Casty agrees to vote, or act by written consent with respect to any Voting Securities beneficially owned by him or it, at each annual or special meeting of the stockholders of the Company at which Directors are to be elected or to take all actions by written consent in lieu of any such meeting as are necessary to cause the Representatives designated by the others in accordance with the terms of this Agreement to be elected to the Board and agrees to use his or its reasonable best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as Directors.

          (d) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Representative, the remaining Directors and the Company shall cause the vacancy created thereby to be filled by a new designee of the party or parties that designated such Director as soon as possible, who is designated in the manner specified in this Section 2.1. Each of the Company, each Investor Stockholders, ITI and Casty hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same. Upon the written request of the Investor Stockholders, ITI and/or Casty, as the case may be, each of the others shall vote, or act by written consent with respect to all Voting Securities beneficially owned by him or it and otherwise take or cause to be taken all actions necessary to remove any Director designated by the former. Unless the Investor Stockholders, ITI and/or Casty, as the case may be, shall otherwise request in writing, none of the others shall take any action to cause the removal of any Director designated by the former.

          (e) Without the written consent of the Investor Stockholders, each of the Company, ITI and Casty agrees not to take any action that would cause the number of Directors constituting the entire Board to be other than seven (7).

          (f) The covenants and agreements set forth herein shall be subject to the fiduciary obligations of the designees of the Investor Stockholders, ITI and Casty now or hereafter serving on the Board and shall not prevent the designees of the Investor Stockholders, ITI or Casty now or hereafter serving on the Board from taking any action or refraining to take any action while acting in the capacity as a Director of the Company. The foregoing shall not limit the obligations of the Investor Stockholders, ITI and Casty in their capacity as stockholders of the Company hereunder.

     SECTION 2.2 Committees.  The Company shall, except as provided below, by
                 ----------
amending its Bylaws or otherwise, establish and maintain a Compensation Committee and an Audit Committee of the Board which satisfies the requirements of this Section. Each Committee shall consist of three (3) Directors, one (1) of whom shall be an Investor Representative. The Compensation Committee shall have responsibility for compensation matters customarily addressed by compensation committees of similarly

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situated companies and shall have the full power and authority of the Board with respect thereto, except as limited by applicable law. The two (2) members of the Committee who are not Investor Representatives may not be employees of the Company or any subsidiary. The Audit Committee shall have responsibility for matters customarily addressed by audit committees of similarly situated companies and shall have the full power and authority of the Board with respect thereto, except as limited by applicable law. The two (2) members of the Audit Committee who are not Investor Representatives shall not be members of the Compensation Committee. Notwithstanding anything to the contrary herein, the Investor Stockholders acknowledge and agree that the composition of the Compensation and Audit Committees must satisfy any applicable rules and regulations of the SEC and the NASD as in effect from time to time.

     SECTION 2.3  Termination of Rights.  Notwithstanding Section 2.1, at such
                  ---------------------
time following a Qualified Public Offering as the Investor Stockholders and their Affiliates shall cease to own in the aggregate at least 25% of the number of shares of Common Stock (determined with respect to the Preferred Stock and any other Equity Securities owned by the Investor Stockholders and their Affiliates that are convertible into, or exchangeable or exercisable for Common Stock, on an as-converted, exchanged or exercised basis (any determination made in accordance with the foregoing shall hereinafter be referred to as "as converted")) that the Investor Stockholders held as of the Subsequent Closing (adjusted for stock splits, combinations, stock dividends and the like), the Investor Stockholders shall cease to have the right to designate Directors and members of the Compensation Committee and Audit Committee pursuant to Sections
2.1 and 2.2, and all other rights of the Investor Stockholders under this
Article II shall terminate.

                                  ARTICLE III

                                   TRANSFERS

     SECTION 3.1  Investor Stockholders Transfers.  Each Investor Stockholders
                  -------------------------------
hereby agrees that it shall not Transfer any shares of its Equity Securities, unless such Transfer is effected through (a) a public offering registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (b) sales made pursuant to Rule 144 under the Securities Act, or any successor provisions or (c) sales involving Transfers of Equity Securities with a purchase price in excess of $1,000,000 (per transaction) which may be effected without registration under the Securities Act, provided that any Transfer to a Person which the Company reasonably considers a competitor shall be prohibited for purposes of clause
(c). Any Equity Securities Transferred pursuant to clauses (a) or (b) shall no longer be subject to this Agreement. Each transferee Holder under clause (c) shall agree in writing with the Company and the other Stockholders as a condition to such Transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were the transferring Investor Stockholders, and all stock certificates representing shares transferred to a Holder shall bear a legend providing notice of the restrictions contained in this Agreement.

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     SECTION 3.2  Stockholder Transfers.  Each Stockholder hereby agrees that it
                  ---------------------
shall not Transfer any shares of its Equity Securities, unless such Transfer is effected through (a) a public offering registered under the Securities Act, (b) sales made pursuant to Rule 144 under the Securities Act or any successor provisions or (c) a Transfer otherwise permitted hereunder and in compliance herewith. Transfers pursuant to clause (b) or (c) shall also comply with
Section 3 of the Restated Registration Agreement. Any Equity Securities Transferred pursuant to clauses (a) or (b) shall no longer be subject to this Agreement, except as provided herein.

     SECTION 3.3  Transfers by Eidelstein, ITI and Shalom.
                  ---------------------------------------

          (a) ITI and Shalom agree that neither such Stockholder nor any of its Affiliates shall, Transfer more than the number of Shares of Common Stock permitted under Rule 144(e) of the Securities Act until the Pledge Agreements (as defined below) are satisfied, and thereafter, ITI and Shalom agree that neither such Stockholder nor any of its Affiliates shall, Transfer more than 25,000 Shares of Common Stock during any calendar quarter, in each case, without the written consent of the Investor Stockholders or without compliance with Sections 3.5 and 3.6; provided that Transfers by ITI and Shalom shall be aggregated for purposes of the foregoing. Eidelstein hereby agrees that neither he nor any of his Affiliates shall, Transfer more than 25,000 Shares of Common Stock during any calendar quarter ("Permitted Sales") without the written consent of the Investor Stockholders, which consent shall not be unreasonably withheld or delayed or without compliance with Sections
  3.5 and 3.6. Notwithstanding the foregoing, (i) such Stockholders may Transfer all or any of their Equity Securities (x) by way of gift to any member of such Stockholder's family or to any trust for the benefit of any such family member of such Stockholder or to any other Affiliate (including, without limitation, the members of ITI), provided that any such transferee shall agree in writing with the Company and the Investor Stockholders as a condition to such Transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were such Stockholder, or (y) by will or the laws of descent and distribution; provided, however, in such event each such transferee shall be bound by all of the provisions of this Agreement to the same extent as if such transferee were such Stockholder; and provided, further, that each such transferee shall execute an irrevocable proxy appointing the original Stockholder (except in the case of death of the original Stockholder) transferring such shares as proxy to vote all such shares so transferred, such appointment shall be coupled with an interest, and all stock certificates representing such shares shall bear a legend providing notice of such appointment of proxy and the restrictions contained in this Agreement, and (ii) the restrictions described herein shall not prohibit the pledges by ITI of 6,000,000 shares of Common Stock, in the aggregate, pursuant to the pledge agreements listed on Exhibit A hereto (the "Pledge Agreements")
                                     ---------
  or any replacement or substitute agreement which shall be on no less favorable terms to the pledgor than the Pledge Agreements, but such shares shall otherwise be subject to this Agreement. As used herein, the term "family" shall include any spouse, lineal ancestor or descendant, brother or sister.

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          (b)  The provisions of this Section 3.3 shall terminate upon the earlier of: (i) a Qualified Public Offering and (ii) the time at which the Investor Stockholders and the other Holders own fewer than 50% of the number of shares of Common Stock (determined on an as converted basis) that the Investor Stockholders owned as of the Subsequent Closing (adjusted for stock splits, combinations, stock dividends and the like).

     SECTION 3.4  Transfers by Casty.  Casty agrees that neither he nor any of
                  ------------------
his Affiliates shall, Transfer more than the number of Shares of Common Stock permitted under Rule 144(e) of the Securities Act without the written consent of the Investor Stockholders, which consent shall not be unreasonably withheld or delayed or without compliance with Sections 3.5 and 3.6. Notwithstanding the foregoing, Casty may Transfer all or any of his Equity Securities (a) by way of gift to any member of such Stockholder's family or to any trust for the benefit of any such family member of such Stockholder or to any other Affiliate, provided that any such transferee shall agree in writing with the Company and the Investor Stockholders as a condition to such Transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were such Stockholder, or (b) by will or the laws of descent and distribution; provided, however, in such event each such transferee shall be bound by all of the provisions of this Agreement to the same extent as if such transferee were such Stockholder; and provided, further, that each such transferee shall execute an irrevocable proxy appointing the original Stockholder (except in the case of death of the original Stockholder) transferring such shares as proxy to vote all such shares so transferred, such appointment shall be coupled with an interest, and all stock certificates representing such shares shall bear a legend providing notice of such appointment of proxy and the restrictions contained in this Agreement.

     SECTION 3.5  Right of First Refusal on Certain Transfers.
                  -------------------------------------------

          (a) If at any time ITI, Shalom, Casty, Eidelstein or any of their respective Affiliates, other than the Company, desires to Transfer all or any part of their Equity Securities, (other than pursuant to Permitted Sales) to any Person (the "Proposed Transferee"), such Stockholder (the "Seller") shall, except as provided below, submit a written offer (the "Offer") to sell such Equity Securities (the "Offered Shares") first to the Company, and second to the Holders on the same terms and conditions on which the Seller proposes to sell such Offered Shares to the Proposed Transferee. The parties acknowledge and agree that any Transfer described in the second sentence of Section 3.3(a) or in
Section 3.4 shall not be subject to the terms of this Section. The Offer shall disclose the identity of the Proposed Transferee, the Offered Shares proposed to be sold, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. The Offer shall further state that the Company and the Holders may acquire, in accordance with the provisions of this Agreement, all or any portion of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

          (b) Upon receipt of the Offer, if the Company desires to purchase all or any part of the Offered Shares, the Company shall communicate in writing its election

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to purchase to the Seller, which communication shall state the number of Offered
Shares the Company desires to purchase and shall be given to the Seller in accordance with Section 5.4 below within thirty (30) days of the date the Offer was made. Such notice shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale to, and purchase by, the Company of the number of Offered Shares specified by the Company in such notice and on the terms of the Offer. Sales of the Offered Shares to be sold to the Company pursuant to this Section 3.5(b) shall be made at the offices of the Company on the 45th day following the date the Offer was made (or if such 45th day is not a Business Day, then on the next succeeding Business Day). Such sales shall be effected by the Seller's delivery to the Company of a certificate or certificates evidencing the Offered Shares to be purchased by it, duly endorsed for transfer to the Company, against payment to the Seller of the purchase price therefor by the Company.

          (c) Each Holder shall, subject to the prior purchase right of the Company, have the absolute right to purchase that number of Offered Shares not purchased by the Company as shall be equal to the number of Offered Shares not purchased by the Company multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (determined on an as converted basis) then owned by such Holder and the denominator of which shall be the aggregate number of shares of Common Stock (determined on an as converted basis) then owned by all of the Holders. The amount of Offered Shares that each Holder is entitled to purchase under this Section 3.5(c) shall be referred to as its "Pro Rata Fraction." The Holders shall have a right of oversubscription such that if any Holder fails to accept the Offer as to its Pro Rata Fraction, the other Holders shall, among them, have the right to purchase up to the balance of the Offered Shares not so purchased. Such right of oversubscription may be exercised by a Holder by accepting the Offer as to more than its Pro Rata Fraction. If, as a result thereof, such oversubscriptions exceed the total number of Offered Shares available in respect of such oversubscription privilege, the oversubscribing Holders shall be cut back with respect to their oversubscriptions on a pro rata basis in accordance with their respective Pro Rata Fractions or as they may otherwise agree among themselves. If a Holder desires to purchase all or any portion of the Offered Shares, said Holder shall communicate in writing its election to purchase to the Seller and the Company, which communication shall state the number of Offered Shares said Holder desires to purchase and shall be given to the Seller in accordance with Section 5.4 below within thirty (30) days of the date the Offer was made. Such communication shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares (subject to the aforesaid limitations as to a Holder's right to purchase more than its Pro Rata Fraction) and on the terms of the Offer. Sales of the Offered Shares to be sold to purchasing Holders pursuant to this
Section 3.5(c) shall be made at the offices of the Company on the later of (i) the 45th day following the date the Offer was made (or if such later of (i) the 45th day is not a Business Day, then on the next succeeding Business Day) and
(ii) the third Business Day following receipt of all material governmental or other consents in connection with such sale. Such sales shall be effected by the Seller's delivery to each purchasing Holder of a certificate or certificates evidencing the Offered Shares to be

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     purchased by it, duly endorsed for transfer to such purchasing Holder, against payment to the Seller of the purchase price therefor by such purchasing Holder.

          (d) If the Holders and the Company do not purchase in the aggregate all of the Offered Shares, the Offered Shares not so purchased may be sold by the Seller at any time within 90 days after the date the Offer was made, subject to the provisions of Section 3.6 hereof. Any such sale shall be to the Proposed Transferee, at the price and upon the other terms and conditions specified in the Offer. Any Offered Shares not sold within such 90-day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 3.5. If Offered Shares are sold pursuant to this Section 3.5 to any purchaser who is not a party to this Agreement, the Offered Shares so sold shall no longer be subject to this Agreement.

          (e) The provisions of this Section 3.5 shall terminate upon the earlier of: (i) a Qualified Public Offering and (ii) the time at which the Investor Stockholders and the other Holders own fewer than 50% of the number of shares of Common Stock (determined on an as converted basis) that the Investor Stockholders owned as of the Subsequent Closing (adjusted for stock splits, combinations, stock dividends and the like).

        SECTION 3.6 Right of Participation in Sales.
                    -------------------------------

          (a) If at any time the Seller desires to Transfer all or any part of the Equity Securities owned by the Seller to any Person other than one or more of the Holders (the "Buyer"), each of the Holders shall, except as provided below, have the right to sell to the Buyer, as a condition to such sale by the Seller, at the same price per share and on the same terms and conditions as involved in such sale by the Seller, the same percentage of the shares of Common Stock (on an as converted basis) owned by such Holder as the shares of Common Stock (on an as converted basis) to be sold by the Seller to the Buyer represents with respect to the shares of Common Stock (on an as converted basis) owned by the Seller immediately prior to the sale of any of the Seller's shares of Equity Securities to the Buyer. The parties acknowledge and agree that any Transfer described in the second sentence of Section 3.3(a) or in Section 3.4 or which, pursuant to the terms of Section 3.5(a) is not the subject of an Offer, shall not be subject to the terms of this Section.

          (b)  Each Holder wishing to so participate in any sale under this
     Section 3.6 shall notify the Seller in writing of such intention as soon as practicable after such Holder's receipt of the Offer made pursuant to
     Section 3.5, and in any event within twenty (20) days after the date the Offer was made. Such notification shall be given to the Seller in accordance with Section 5.4 below.

          (c) The Seller and each participating Holder shall sell to the Buyer all, or at the option of the Buyer, any part of the Equity Securities proposed to be sold by them at the price and upon other terms and conditions contained in the Offer provided by the Seller under Section 3.5 above; provided however, that any purchase of less than all of such Equity Securities by the Buyer shall be made from the Seller and each participating Holder pro rata based upon the relative amount of the Equity Securities that the Seller and each participating Holder is otherwise entitled to sell pursuant to Section 3.6(a).

          (d) Any Equity Securities sold by the Seller or a participating Holder pursuant to this Section 3.6 shall no longer be subject to this Agreement.

          (e) The provisions of this Section 3.6 shall terminate upon the earlier of: (i) a Qualified Public Offering and (ii) the time at which the Investor Stockholders and the other Holders own fewer than 50% of the number of shares of Common Stock (determined on an as-converted basis) that the Investor Stockholders owned as of the Subsequent Closing (adjusted for stock splits, combinations, stock dividends and the like).

                                  ARTICLE IV

                                  STANDSTILL

        SECTION 4.1 Acquisition of Additional Voting Securities.
                    -------------------------------------------

          (a) Until the second anniversary of the date hereof, except as otherwise provided in this Section 4.1, each of the Investor Stockholders covenants and agrees with the Company that it shall not, and shall cause each of its controlled Affiliates not to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other group (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, the beneficial ownership of any additional Voting Securities if following such proposed acquisition (an "Acquisition") the Investor Stockholders together with their Affiliates would beneficially own, in the aggregate, in excess of 20% of the voting power represented by the Company's Voting Securities (the "Permitted Ownership Percentage") on an as converted and fully diluted basis (except (i) by way of stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of Equity Securities of the Company generally, (ii) Equity Securities acquired from the Company (including upon conversion of shares of Series A Preferred Stock) and (iii) pursuant to this Agreement (the "Acquisition Restrictions"); provided, however, that the foregoing Acquisition Restrictions shall not apply to any Acquisition that is approved by a majority of the Directors, excluding for the purposes of such approval any Investor Directors.

          (b) Upon a repurchase or redemption of Equity Securities by the Company that, by reducing the number of outstanding Equity Securities, increases the Investor Stockholders' ownership percentage to an amount in excess of the then-applicable Permitted Ownership Percentage, none of the Investor Stockholders or their Affiliates shall be required to dispose of Equity Securities beneficially owned by them; provided, however, that in such event, none of the Investor Stockholders or their

Affiliates may purchase additional Equity Securities until such time as their ownership percentage is less than the then-applicable Permitted Ownership Percentage.

          (c) Subject to Section 4.1(b) at any time the Investor Stockholders or any of their Affiliates become aware that the Investor Stockholders and their Affiliates beneficially own in the aggregate more than the Permitted Ownership Percentage, then the Investor Stockholders shall, as soon as is reasonably practicable (but in no manner that would require the Investor Stockholders or any such Affiliate to incur liability under Section 16(b) of the Exchange Act), take all action necessary to reduce the amount of Equity Securities beneficially owned by them and their Affiliates to an amount not greater than the Permitted Ownership Percentage in effect at such time.

                                   ARTICLE V

                                 MISCELLANEOUS

     SECTION 5.1  Termination.  Except as otherwise provided herein, the
                   -----------
provisions of this Agreement shall terminate: (a) upon the agreement of all of the parties hereto, (b) at the time at which the Investor Stockholders and the other Holders own fewer than 50% of the number of shares of Common Stock (determined on an as converted basis that the Investor Stockholders owned as of the Subsequent Closing (adjusted for stock splits, combinations, stock dividends and the like), and (c) with respect to any of ITI, Shalom, Eidelstein, Casty and its respective permitted transferees referred to in clause (i) of the second sentence of Section 3.3(a) or in Section 3.4, as the case may be, when such Stockholder together with its permitted transferees owns less than 2% of the outstanding Common Stock, on an as converted basis.

     SECTION 5.2  Amendments and Waivers.  Except as otherwise provided herein,
                  ----------------------
no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any other party unless such modification, amendment or waiver is approved in writing by the Company and the Agent, acting on behalf of the Investor Stockholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     SECTION 5.3  Successors, Assigns and Transferees.  This Agreement shall
                  -----------------------------------
bind and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, except as otherwise provided herein.

     SECTION 5.4  Notices.  All notices required or permitted hereunder shall be
                  -------
in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;
(c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or
(d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent, with respect to the Company and the Investor Stockholders, to their respective addresses specified in the Stock Purchase Agreement (or at such other address as any such party may specify by like notice) and, with respect to any other party, to the address of such party as shown in the stock record books of the Company (or at such other address as any such party may specify to all of the above by like notice).

     SECTION 5.5  Further Assurances.  At any time or from time to time after
                  ------------------
the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and otherwise to carry out the intent of the parties hereunder.

     SECTION 5.6  Entire Agreement.  Except as otherwise expressly set forth
                  ----------------
herein, this document, the Stock Purchase Agreement and the Restated Registration Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

     SECTION 5.7  Delays or Omissions.  It is agreed that no delay or omission
                  -------------------
to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

     SECTION 5.8  Governing Law; Jurisdiction; Waiver of Jury Trial. This
                  -------------------------------------------------
Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of the courts of the state of New York and of the United States of America sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that the venue thereof may not be appropriate, that such suit, action or proceeding is improper or that this Agreement or any of the documents referred to in this Agreement may not be enforced in or by said courts, and each party hereto irrevocably agrees that all claims with respect to such suit, action or proceeding may be heard and determined in such a New York state or federal court. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party in the manner provided in Section 12(b) of the Stock Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

     SECTION 5.9  Severability.  Whenever possible, each provision of this
                  ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     SECTION 5.10 Enforcement.  Each party hereto acknowledges that money
                  -----------
damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

     SECTION 5.11 Titles and Subtitles.  The titles of the sections and
                  --------------------
subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement

     SECTION 5.12 Legend.  Each certificate evidencing any of the shares of
                  ------
Equity Securities held by the parties hereto shall bear a legend substantially as follows:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE STOCKHOLDERS AGREEMENT, DATED AS OF JUNE, 2000, AS THE SAME MAY BE AMENDED, A COPY OF WHICH THE COMPANY WILL FURNISH TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE."

     SECTION 5.13 Appointment of Agent.
                  --------------------

     Each of the Investor Stockholders hereby irrevocably appoints UBS (the "Agent") to act as its true and lawful agent and attorney-in-fact and representative with full power and authority in its name, place and stead to act on its behalf for all purposes under this Agreement. The foregoing power of attorney is hereby declared to be irrevocable and coupled with an interest, and such appointment includes, among other powers, the power and authority to exercise all rights and privileges, and to discharge all obligations, of the Investor Stockholders under this Agreement, including:

          (a) designating and removing the Investor Representatives and otherwise taking all actions required to be taken by the Investor Stockholders under Article II, including providing consents;

          (b)  providing consents to Transfers under Section 3.3;

          (c) giving and receiving notices hereunder and service of process in any legal action or other proceedings arising out of or related to this Agreement and the transactions hereby; and

          (d)  amending or waiving the provisions of this Agreement.

Any instructions given by the Agent hereunder shall be validly given on behalf of each of the Investor Stockholders, and the Company shall have the right to rely thereon. UBS hereby accepts the appointment provided for in this Agreement and agrees to be bound by the provisions of this Agreement. All decisions and actions by the Agent shall be binding upon each of the Investor Stockholders and no Investor Stockholders shall have the right to object, dissent, protest or otherwise contest the same. The Company may conclusively rely upon any action taken by the Agent hereunder.

     SECTION 5.14 Termination.  By its execution hereof, each of the Company,
                  -----------
ITI Emerging Networks, Inc. and Casty agrees that the Subscription and Joint Venture Agreement, dated as of November 23, 1998, as amended, by and among the Company, Emerging Networks, Inc., ITI and Casty shall terminate concurrently with the execution and delivery of this Agreement.

     SECTION 5.15 Stockholder's Representation. (a) Each of the Stockholders
                  ----------------------------
severally (and not jointly) represents and warrants that all of the Equity Securities owned by it/him and any of its/his Affiliates is set forth on Exhibit A hereto and that each such Stockholder or it/his Affiliate owns such Equity Securities listed opposite its/his/their name free and clear of all Encumbrances (as defined in the Stock Purchase Agreement) except, with respect to Shalom, the Pledge Agreement.

          (b) Each of Shalom and ITI severally (and not jointly) represents and warrants that Shalom controls the voting and disposition rights on all shares of Equity Securities owned by ITI or any of ITI's Affiliates.

     SECTION 5.16 Counterparts; Facsimile Signatures.  This Agreement may be
                  ----------------------------------
executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed the STOCKHOLDERS AGREEMENT as of the date set forth in the first paragraph hereof.

                                   IFX CORPORATION

                                   By:  /s/ Joel Eidelstein
                                        ----------------------------------------
                                        Name:  Joel Eidelstein
                                        Title: President

                                   UBS CAPITAL AMERICAS III, L.P.

                                   By:  UBS Capital Americas (LA-Advisors),  LLC

                                   By:  /s/ Charles W. Moore
                                        ----------------------------------------
                                        Name:  Charles W. Moore
                                        Title: Principal

                                   By:  /s/ Marc Unger
                                        ----------------------------------------
                                        Name:  Marc Unger
                                        Title: Chief Financial Officer

                                   UBS CAPITAL LLC

                                   By:  /s/ George A. Duarte
                                        ----------------------------------------
                                        Name:  George A. Duarte
                                        Title: Attorney-in-Fact

                                   By:  /s/ Marc Unger
                                        ----------------------------------------
                                        Name:  Marc Unger
                                        Title: Attorney-in-Fact

                                   INTERNATIONAL TECHNOLOGY
                                   INVESTMENTS, LC

                                   By:  /s/ Michael Shalom
                                        ----------------------------------------
                                        Name:  Michael Shalom
                                        Title: Manager

                                        /s/ Joel Eidelstein
                                        ----------------------------------------
                                        Joel Eidelstein


                                        /s/ Lee S. Casty
                                        ----------------------------------------
                                        Lee S. Casty


                                        /s/ Michael Shalom
                                        ----------------------------------------
                                        Michael Shalom

The provisions of Section
5.14 of this Agreement are
hereby acknowledged and agreed to.

EMERGING NETWORKS, INC.


By:  /s/ Joel Eidelstein
     --------------------------------
     Name:  Joel Eidelstein
     Title: President

                                   EXHIBIT A
                                   ---------

                                 PLEDGES BY ITI

     1. Control or Restricted (Rule 144) Stock Borrower's Agreement (undated) between Donaldson Lufkin & Jenrette Securities Corporation ("DLJ"), and International Technology Investments, L.C. ("ITI"), whereby ITI pledges to DLJ 3,750,000 shares of IFX Corporation"s Common Stock which ITI owns of record.

     2. Hypothecation Agreement between Scotiabank (Cayman Islands) Ltd. and International Technology Investments, L.C. ("ITI"), dated September 12, 1999, and related documents, whereby ITI pledges to Scotiabank 750,000 shares of IFX Corporation's Common Stock which ITI owns of record.

     3. We were advised by IFX Corporation that there is a third pledge agreement between Crenshire Capital, L.P. ("Crenshire"), and International Technology Investments, L.C. ("ITI"), dated approximately, March 24, 2000, whereby ITI pledges to Crenshire 1,500,000 shares of IFX Corporation's Common Stock which ITI owns of record.

                                   EXHIBIT B
                                   ---------

                         Equity Securities Ownership by
                       Stockholders and their Affiliates



                             See Attachment hereto.